Exhibit 10.51
December 6, 2007
Michael W. Schradle
c/o Photon Dynamics, Inc.
5970 Optical Court
San Jose, CA 95138
Re:     Separation and Release Agreement
Dear Mike:
     You and the Company have decided that it is in the best interests of both parties that you transition from the Company. This letter agreement (this “Agreement”) between you and Photon Dynamics Inc. (the “Company”) sets forth the terms of such separation in order to provide for an orderly transition process, permit completion of the pending restatement, give the Company time to identify a successor, and provide appropriate incentives to you.
     1. Separation. Your separation from the Company will be effective on the earlier of (a) March 31, 2008; (b) the commencement of service by your successor as Chief Financial Officer; or (c) one business day following the filing with the SEC of the Company’s fiscal 2007 Form 10-K (as applicable, the “Separation Date”). If the Separation Date occurs prior to March 31, 2008, you will at the Company’s request provide up to an additional ten business days of consulting services (at a per diem rate equivalent to your current base salary) to assist in the transition.
     2. Separation Payments.
     (a) Upon effectiveness of this Agreement and the expiration of the seven-day revocation period set forth in Section 15 hereof, the Company will pay you $50,000.
     (b) If you have continued to serve as the Company’s Chief Financial Officer through the Separation Date or if you are terminated by the Company without Cause (as defined in the Change of Control Addendum to your letter agreement dated October 6, 2006 between you and the Company (the “Offer Letter”)) prior to the Separation Date, in either case subject to signing, on or within 10 days following the Separation Date, and letting become effective the Supplemental Release set forth on Exhibit A hereto (the “Supplemental Release”), you will receive the following severance payments in consideration for such Supplemental Release: (i) $75,000 which shall be paid in a lamp sum within 10 days following effectiveness of the Supplemental Release, and (ii) subject to your continued compliance with the terms of this Agreement, payments equal to your regular bi-weekly base salary (at the rate in effect as of the dale hereof), payable on the Company’s regular paydays, through the later of (x) December 31,

2008 or (y) nine months following the Separation Date (such applicable period, the “Severance Period”). During the Severance Period (or, if earlier, until you become covered under another employer’s group medical plan), should you elect to continue your medical coverage under COBRA, the Company will pay the premium for your continued health benefits coverage under COBRA on the same basis as immediately prior to termination of employment. If the Company terminates your employment for Cause, or you resign, prior to the Separation Date, you will not he entitled to receive any payments under this clause (b).
     3. Stock Options. Your Continuous Service (as defined under the Company’s 2005 Equity Incentive Plan) will end on the Separation Date, and therefore all stock options you received from the Company will cease vesting on the Separation Date and you will have three months from the Separation Date to exercise your vested stock options as set forth in the governing stock option agreement.
     4. Accrued Salary And Vacation. Upon termination of your employment, the Company will pay you all accrued and unpaid salary, and all accrued and unused paid time off, earned through the Separation Date, less required payroll deductions and withholdings, as required by applicable law. You are entitled to these payments regardless of whether you sign this Agreement.
     5. Other Compensation Or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, severance or benefits on or after the Separation Date, with the sole exception of any benefit the right to which has vested as of the Separation Date under the express terms of a Company benefit plan document (other than any severance plan or policy, regardless of its terms). Nothing herein changes your existing Indemnification Agreement with the Company or any coverage provided under the Company’s Directors and Officers Insurance Policy in accordance with the terms of such policy in effect from time to time.
     6. Expense Reimbursements. You agree that, within fifteen (15) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement with respect to your Company employment. The Company will reimburse you for these expenses pursuant to its regular business practices.
     7. Information Disclosure. During your continued employment with the Company, you will continue to use good faith reasonable efforts to carry out your responsibilities. Nothing in this Agreement will be construed to require you to certify financial statements unless you believe in good faith that the certification is correct. As of the date hereof, you have raised all known concerns that you consider appropriate with the Chief Executive Officer, the Company’s Audit Committee and the Company’s independent auditors, and during your employment, you will continue to have full access to all of those channels in the continuing exercise of your fiduciary responsibilities as the Company’s Chief Financial Officer.
     8. Cooperation. You will cooperate with the Company in responding to the reasonable requests of the Company in connection with any and all existing or future litigation, arbitrations, mediations or investigations initiated by or against the Company, or its current or former affiliates, agents, officers, directors or employees, of any nature, including (without limitation) administrative, civil or criminal, in which the Company reasonably deems your cooperation necessary or desirable. For example, upon request by the Company or its counsel, you will promptly and fully respond to all inquiries, will promptly provide all information or documents relevant to the subject matter of the inquiry, and will testify truthfully and with complete candor in connection with any regulatory or administrative action, or any lawsuit, including at a deposition, hearing, arbitration or trial. The Company agrees to reimburse you for all reasonable out-of- pocket expenses you incur in connection with the performance of your obligations under this paragraph; provided, however, that such expenses shall not include attorneys fees, foregone wages or payment for services provided under this paragraph, with the exception that you will be reimbursed on a per diem basis, calculated at your last salary rate with the Company, for time required to be expended after the Severance Period pursuant to this Section 8.
     9. Return Of Company Property. You agree that not later than the Separation Date, you will return to the Company, all documents of the Company and its affiliated entities (collectively “Company Entities”), and all copies thereof, and other Company Entities property in your possession or control, including, but not limited to: Company Entities files, notes, memoranda, correspondence, agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company Entities (and all reproductions thereof in whole or in part),
     10. Proprietary Information Obligations. You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement with the Company, including but not limited to your obligations not to use or disclose, at any time, any trade secret, confidential or proprietary information of the Company.
     11. Non-Solicitation. You agree that you will not, either directly or through others, on behalf of any person or entity, (a) until the date that is two years following the Separation Date, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company Entities to terminate his or her relationship with any Company Entities, including, without limitation, in order to become an employee, consultant or independent contractor to or for any other person or entity other than the Company Entities, or (b) at any times using any Company Entities, confidential, proprietary or trade secret information, call on, solicit, take away, or attempt to call on, solicit, or take away, the business of any person or entity that is then an actual client, or to your knowledge a prospective client, of any Company Entities.
     12. Confidentiality. The parties understand and agree that the Company’s securities law obligations will require it to disclose this Agreement publicly and file this Agreement with the SEC. For your part, you may share the contents of this Agreement with your legal and tax advisors.
     13. Mutual Nondisparagement. You agree not to disparage the Company Entities or their officers, directors, employees, shareholders, affiliates or agents in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees to direct its officers and directors not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation. Notwithstanding the foregoing, nothing herein shall prevent any party from responding accurately and fully to any question, inquiry or request for information when required by legal process.
     14. Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company Entities and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the time you sign this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), or the California Fair Employment and Housing Act (as amended).
     15. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that:

     (a) your waiver and release specified in this paragraph do not apply to any rights or claims that arise after the date you sign this Agreement;
     (b) you have the right to consult with an attorney, and you have in fact consulted with your attorney of choice, prior to signing this Agreement;
     (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement earlier);
     (d) you have seven (7) days after you sign this Agreement to revoke the Agreement; and
     (e) this Agreement will not be effective until the date on which the revocation period has expired, which will be the eighth day after you sign this Agreement, assuming you have returned it to the Company by such date.
     16. Waiver of Unknown Claims. In granting the general release herein, you acknowledge that you have read and understand California Civil Code section 1542, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     You expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect.
     17. Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco, California, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
     18. Miscellaneous. All amounts set forth in this Agreement shall be subject to applicable tax withholding. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the

Company with regard to its subject matters, and it supersedes any other such agreements, promises or representations, including but not limited to the Offer Letter; provided that your obligations under your Proprietary Information and Inventions Agreement with the Company are not modified or terminated by this Agreement and that nothing herein modifies or terminates the Indemnification Agreement between you and the Company, it is entered into without reliance on any agreement, promise or representation, written or oral, other than those expressly referred to herein, and it supersedes any other such agreements, promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.
     If this Agreement is acceptable to you, please sign below and return the signed original to me.

Sincerely, Photon Dynamics Inc.
By:	/s/ Jeffrey Hawthorne
	Name:	Jeffrey Hawthorne
	Title:	President and CEO

I have read, understand, and agree fully to the foregoing agreement:

/s/ Michael W. Schradle
Michael W. Schradle
Dated: Dec 6, 2007

Exhibit A
Supplemental Release
(To be signed on or after the Separation Date)
     In further consideration of the separation agreement between Photon Dynamics Inc. (the “Company”) and me dated December ___, 2007 (the “Agreement”), I hereby generally and completely release the Company Entities (as defined in the Agreement) and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct or omissions occurring prior to the time I sign this Supplemental Release (“Release”). This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination or breach of the covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress or discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), or the California Fair Employment and Housing Act (as amended).
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I have under the ADEA and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release specified in this paragraph do not apply to any rights or claims that arise after the date I sign this Release; (b) I have the right to consult with an attorney, and I have consulted with my attorney of choice, prior to signing this Release; (e) I have twenty-one (21) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days after the date I sign this Release to revoke the Release; and (e) this Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this Release, assuming I have returned it to the Company by such date.

     In granting the general release herein, I acknowledge that I have read and understand California Civil Code section 1542, which states:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect.

By:	/s/ Michael W. Schradle
Michael W. Schradle
Dated:

8